EXHIBIT 4

FIFTH SUPPLEMENTAL SENIOR INDENTURE

BETWEEN

MORGAN STANLEY

AND

THE BANK OF NEW YORK MELLON

as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), Trustee

Dated as of April 1, 2009

SUPPLEMENTAL TO SENIOR INDENTURE DATED NOVEMBER 1, 2004.

THIS FIFTH SUPPLEMENTAL SENIOR INDENTURE dated as of April 1, 2009 between MORGAN STANLEY, a Delaware corporation (the “Issuer”), and THE BANK OF NEW YORK MELLON as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as trustee (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Issuer and the Trustee are parties to that certain Senior Indenture dated as of November 1, 2004 (the “Indenture”);

WHEREAS, on November 21, 2008, the Federal Deposit Insurance Corporation (“FDIC”) issued its Final Rule, 12 C.F.R. Part 370 (the “Rule”), establishing the FDIC’s Temporary Liquidity Guarantee Program;

WHEREAS, the Issuer has entered into a master agreement by and between the Issuer and the FDIC, dated November 26, 2008 (the “FDIC Master Agreement”), pursuant to which the FDIC agreed to guarantee payments with respect to certain Securities that are eligible for such guarantee under the Rule (the “Guaranteed Securities”) and the Issuer agreed to reimburse and make whole the FDIC;

WHEREAS, pursuant to the FDIC Master Agreement, the Issuer agreed to incorporate into the Indenture governing any of its Guaranteed Securities certain provisions set out in the FDIC Master Agreement and incorporated such provisions into the Indenture by entering into the Fourth Supplemental Senior Indenture dated as of December 1, 2008 with the Trustee (the “Fourth Supplemental Senior Indenture”);

WHEREAS, the FDIC on February 27, 2009 adopted an interim rule (the “February 27, 2009 Interim Rule”) that extended the FDIC’s guarantee under the Temporary Liquidity Guarantee Program to cover certain issuances of mandatory convertible debt and on March 17, 2009 adopted an interim rule (the “March 17, 2009 Interim Rule”) that, among other things, extended the period during which entities participating in the Temporary Liquidity Guarantee Program may issue Guaranteed Securities and extended the expiration date of the guarantee for certain Guaranteed Securities (the February 27, 2009 Interim Rule became effective on February 27, 2009 and the March 17, 2009 Interim Rule became effective on March 23, 2009);

WHEREAS, the Issuer desires to incorporate into the Indenture the changes to the Rule contained in the February 27, 2009 Interim Rule and the March 17, 2009 Interim Rule by amending and restating Section 13.01 and Section 13.02(b) of the Indenture pursuant to this Fifth Supplemental Senior Indenture;

WHEREAS, Section 8.01 of the Indenture provides that, without the consent of the Holders of any Securities, the Issuer, when authorized by a resolution of its Board of Directors, and the Trustee may enter into indentures supplemental to the Indenture for the purpose of, among other things, making any provision as the Issuer may deem necessary and desirable; provided that no such action shall adversely affect the interests of the Holders of the Securities;

WHEREAS, the entry into this Fifth Supplemental Senior Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture; and

WHEREAS, all things necessary to make this Fifth Supplemental Senior Indenture a valid indenture and agreement according to its terms have been done;

NOW, THEREFORE:

In consideration of the premises and the purchases of the Securities by the holders thereof, the Issuer and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of Guaranteed Securities, as follows:

ARTICLE 1

Section 1.01. The Indenture is hereby amended by amending and restating Section 13.01, which was added to the Indenture by the Fourth Supplemental Senior Indenture, to read in its entirety as follows:

“Section 13.01. Acknowledgement of the FDIC’s Debt Guarantee Program. The parties to this Indenture acknowledge that the Issuer has not opted out of the debt guarantee program (the “Debt Guarantee Program”) established by the Federal Deposit Insurance Corporation (“FDIC”) under its Temporary Liquidity Guarantee Program on November 21, 2008 pursuant to the FDIC’s Final Rule, 12 C.F.R. Part 370 (as amended and as may be further amended or supplemented from time to time, the “Rule”). The Debt Guarantee Program applies to any Securities issued on or after October 14, 2008 through October 31, 2009 (or any later date hereafter designated by the FDIC) that constitute unsecured senior debt, as defined in the Rule and as to which the Issuer has not duly made an opt-out election in accordance with Section 370.3(g) of the Rule (the “Guaranteed Securities”). With respect to each Guaranteed Security, the Debt Guarantee Program applies for the period from October 14, 2008 to (i) in the case of any Guaranteed Security issued prior to April 1, 2009, the earliest of the date such Guaranteed Security matures pursuant to the terms thereof, the mandatory conversion date if such Guaranteed Security were issued as mandatory convertible debt under the Rule, and June 30, 2012, or (ii) in the case of any Guaranteed Security issued on or after April 1, 2009, the earliest of the date such Guaranteed Security matures pursuant to the terms thereof, the mandatory conversion date if such Guaranteed Security were issued as mandatory convertible debt under the Rule, and December 31, 2012 (or any later date hereafter designated by the FDIC) (the “Effective Period”). As a result, this debt is guaranteed under the FDIC Temporary Liquidity Guarantee Program and is backed by the full faith and credit of the United States. The details of the FDIC guarantee are provided in the FDIC’s regulations, 12 CFR Part 370, and at the FDIC’s website, www.fdic.gov/tlgp. The expiration date of the FDIC’s guarantee is the earlier of the maturity date of this debt or June 30, 2012*.

*	The expiration date of the FDIC guarantee will be: (i) in the case of mandatory convertible debt issued prior to April 1, 2009, the earlier of the mandatory conversion date or June 30, 2012; (ii) in the case of other senior unsecured debt issued prior to April 1, 2009, the earlier of the maturity date of the debt or June 30, 2012; (iii) in the case of mandatory convertible debt issued on or after April 1, 2009, the earlier of the mandatory conversion date or December 31, 2012 (or any later date hereafter designated by the FDIC); and (iv) in the case of other senior unsecured debt issued on or after April 1, 2009, the earlier of the maturity date of the debt or December 31, 2012 (or any later date hereafter designated by the FDIC).

The security certificate, note or other instrument evidencing each Guaranteed Security shall bear a legend, upon which the Representative (as defined below) shall be entitled to conclusively rely, to the effect that such security certificate, note or other instrument is guaranteed by the FDIC under the Debt Guarantee Program.”

Section 1.02. The Indenture is hereby amended by amending and restating Section 13.02(b), which was added to the Indenture by the Fourth Supplemental Senior Indenture, to read in its entirety as follows:

“(b) Upon an uncured failure by the Issuer to make a timely payment of principal or interest under any Guaranteed Securities (including, with respect to any Guaranteed Securities that are mandatory convertible debt, any failure to make timely delivery of common shares or cash or any other property deliverable with respect to the principal amount of any such Guaranteed Securities on the applicable mandatory conversion date) (a “Payment Default”), the Representative, on behalf of all Holders of such Guaranteed Securities that are represented by the Representative, shall submit to the FDIC a demand for payment by the FDIC of such unpaid principal and interest (including, with respect to any Guaranteed Securities that are mandatory convertible debt, of the principal of such Guaranteed Securities or other cash amounts, if any, due under the terms of such Guaranteed Securities on the applicable mandatory conversion date, in each case upon such failure to make timely delivery of common shares or cash or any other deliverable property on such mandatory conversion date), together with proof of such claim and such other documentation as may be required by the FDIC under the Rule (i) in the case of any Payment Default prior to the final maturity, redemption or mandatory conversion date of such Guaranteed Securities, on the earlier of the date that the applicable cure period ends (or if such date is not a Business Day, the immediately succeeding Business Day) and 60 days following such Payment Default and (ii) in the case of any Payment Default on the final maturity date, a redemption date or mandatory conversion date for such Guaranteed Securities, on such final maturity date, redemption date or mandatory conversion date (or if such date is not a Business Day, the immediately succeeding Business Day).”

ARTICLE 2

Miscellaneous Provisions

Section 2.01. Further Assurances. The Issuer will, upon request by the Trustee, execute and deliver such further instruments and do such further acts as may reasonably be necessary or proper to carry out more effectively the purposes of this Fifth Supplemental Senior Indenture.

Section 2.02. Other Terms of Indenture. Except insofar as herein otherwise expressly provided, all provisions, terms and conditions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

Section 2.03. Terms Defined. All terms defined elsewhere in the Indenture shall have the same meanings when used herein.

Section 2.04. Governing Law. This Fifth Supplemental Senior Indenture shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State, except as may otherwise be required by mandatory provisions of law.

Section 2.05. Counterparts. This Fifth Supplemental Senior Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 2.06. Responsibility of the Trustee. The recitals contained herein shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Fifth Supplemental Senior Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Senior Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of April 1, 2009.

MORGAN STANLEY

By:	/s/ David S. Russo
Name: David S. Russo
Title: Assistant Treasurer

Attest:

By:	/s/ W. Gary Beeson
Name: W. Gary Beeson
Title: Assistant Secretary and Counsel

THE BANK OF NEW YORK MELLON, TRUSTEE

By:
Name:
Title:

Attest:

By:
Name:
Title:

6

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On this 6th day of April 2009 before me personally came David S. Russo to me personally known, who, being by me duly sworn, did depose and say that [he][she] resides at Hoboken, NJ; that [he][she] is a Assistant Treasurer of Morgan Stanley, one of the corporations described in and which executed the above instrument; and that [he][she] signed [his][her] name thereto by authority of the Board of Directors of said corporation.

[NOTARIAL SEAL]

/s/ Cindy S. Buckholz
Notary Public

CINDY S. BUCKHOLZ
Notary Public, State of New York
No. 01BU6030825
Qualified in Bronx County
Certificate Filed in New York County
Commission Expires 9/20/09

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Senior Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of April 1, 2009.

MORGAN STANLEY

By:
Name:
Title:

Attest:

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, TRUSTEE

By:	/s/ Kimberly Davidson
Name: Kimberly Davidson
Title: Vice President

Attest:

By:	/s/ Mary Miselis
Name: Mary Miselis
Title: Vice President

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On this 6th day of April 2009 before me personally came Kimberly Davidson to me personally known, who, being by me duly sworn, did depose and say that [he][she] resides at Brooklin, NY; that [he][she] is a Vice President of The Bank of New York Mellon, one of the corporations described in and which executed the above instrument; and that [he][she] signed [his][her] name thereto by authority of the Board of Directors of said corporation.

[NOTARIAL SEAL]

/s/ Carlos R. Luciano
Notary Public

CARLOS R. LUCIANO
Notary Public, State of New York
No. 41-4765897
Qualified in Queens County
Commission Expires April 30, 2010